Exhibit 3.2A2
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF FORMATION
OF
MIRANT MID-ATLANTIC, LLC

Pursuant to Section 18-202 of the
Delaware Limited Liability Company Act

          1. The name of the limited liability company is Mirant Mid-Atlantic, LLC (the “Company”).
          2. The Certificate of Formation of the Company is hereby amended to change the name of the Company to GenOn Mid-Atlantic, LLC.
          3. Accordingly, Article 1. of the Certificate of Formation shall, as amended, read as follows:
     “1. The name of the limited liability company is GenOn Mid-Atlantic, LLC.”
          IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Amendment this 20th day of January, 2011.

MIRANT MID-ATLANTIC, LLC
By:	/s/ Allison Cunningham
Name:	Allison Cunningham
Title:	Authorized Person